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H.F. AHMANSON & COMPANY                                      MARCH 8, 1994
EXECUTIVE SHORT-TERM INCENTIVE PLAN                          PAGE 1
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               PLAN OVERVIEW
               --------------------------------

               The plan offers participants the opportunity to earn an annual cash bonus based on Company performance during each plan year (i.e., the four quarters ending on December 31 of each year). Participation in the plan is limited to key management employees of the Company and its subsidiaries (as determined by the Compensation Committee of the Board of Directors) who are not eligible to participate in any other Company-sponsored bonus plan.

               Each participant's award opportunity is based upon the Company's performance in terms of objective, quantifiable measures. Such measures and the relationship between maximum awards and performance will be determined by the Compensation Committee prior to the beginning of each plan year (except for the 1994 plan year). Performance measures determined by the Compensation Committee may include actual Company performance compared to budget or plan for any or all of the following performance criteria: Earnings Per Share (EPS), Return on Assets (ROA), Return on Equity (ROE), general and administrative expenses and market share. For plan years ending on and after December 31, 1994 (until further action of the Compensation Committee) the performance measures and the relationship between maximum awards and performance will be as set forth below in this plan.

               Awards earned on the basis of Company performance may be decreased (but not increased) at the discretion of the Compensation Committee based on the Committee's assessment of a participant's individual performance for the plan year and other factors.

               AWARD OPPORTUNITY
               --------------------------------

TARGET AWARDS  Each participant is assigned a target award opportunity (i.e., the award level consistent with the Company achieving good performance) expressed as a percentage of the participant's annual base salary in accordance with the following guidelines:

                              TARGET AWARD GUIDELINES

                                                      TARGET AWARD AS A
                      GRADE LEVEL                  PERCENT OF BASE SALARY
                      -----------              ------------------------------

                         67                               80.0%
                         65                               70.0%
                         60-64                            55.0%
                         58-59                            45.0%
                         53-57                            30.0%
                         51-52                            20.0%
                         48-50                            12.5%
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H.F. AHMANSON & COMPANY                                      MARCH 8, 1994
EXECUTIVE SHORT-TERM INCENTIVE PLAN                          PAGE 2
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               AWARD OPPORTUNITY (CONTINUED)
               --------------------------------

TARGET AWARDS  Participants in a grade designated with a "T" will participate at
(CONTINUED)    the next lower target award level.

DEFINITION OF  The salary used to determine earned awards will be the
BASE SALARY    participant's annual base salary rate in effect as of the
               last day  of the plan year (i.e., December 31).

RANGE OF       The actual size of a participant's earned award may vary
AWARD          from 0% to 200% of the target award according to the level of
OPPORTUNITY    Company performance; provided that in no event shall it exceed
               $2,000,000 for any plan year.

               DETERMINATION OF AWARDS
               --------------------------------

AWARDS Awards for each plan year will be based on the Company's EPS performance compared to budget for that year. The maximum available award for each participant will be equal to the participant's target award multiplied by the payout percentage determined by the following payout/performance table:

                            PAYOUT/PERFORMANCE TABLE

                    EPS PERFORMANCE           MAXIMUM PAYOUT AS
                      VERSUS BUDGET           A PERCENT OF TARGET
                    ---------------           -------------------

                      130% or More                   200%
                          115%                       150%
                          100%                       100%
                           50%                        25%
                        Below 50%                      0%

               The award opportunity for performance between the discrete points in the above table will be interpolated on a linear basis. For example, EPS performance equal to 110% of budget will result in a maximum potential award equal to 133 1/3% of the target award.

               EXAMPLE. Assume that Company EPS performance for fiscal 1994 equals 90% of budget. A participant with a target award of 45% of salary would be eligible to receive a maximum award (subject to downward adjustment by the Compensation Committee) of 38.25% of salary (i.e., 85% X 45%).

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H.F. AHMANSON & COMPANY                                      MARCH 8, 1994
EXECUTIVE SHORT-TERM INCENTIVE PLAN                          PAGE 3
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               DETERMINATION OF AWARDS (CONTINUED)
               ---------------------------------------

POSSIBLE       Awards determined from the above Payout/Performance table
DOWNWARD       may be decreased (but not increased) at the discretion of the
ADJUSTMENT     Compensation Committee based upon the Committee's assessment of a participant's individual performance for the plan year, the performance for the plan year of the business unit or organizational area of the Company that directly employs the participant, and the performance for the plan year of the Company in areas not adequately reflected in the EPS. In addition, regardless of Company performance, no participant will be eligible to receive an award payment for a plan year unless the participant's individual performance for the plan year is considered satisfactory by the Compensation Committee.

               The Compensation Committee may in its discretion determine not to pay awards under the plan if Home Savings of America's core capital as a percent of total assets as of the end of the plan year falls below the level mandated in Section 301 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

               OTHER PROVISIONS
               -------------------------------

PAYMENT OF     Awards earned under the plan normally will be paid in cash
EARNED AWARDS  as soon as possible following written certification by the
               Compensation Committee of the Company's actual performance against the objective performance criteria established by the Committee for the plan year. The Compensation Committee reserves the right, in its sole discretion, to pay all or part of any awards earned under the plan in the form of nonqualified stock options, with such options granted under the terms and conditions of the Company's 1993 Stock Incentive Plan. In the event that any payment under the plan is made in stock options, amounts earned under the plan will be converted into stock options of approximately equivalent value based on a generally-accepted stock option valuation model approved by the Committee.

NEW HIRES/     Individuals hired or promoted during a plan year into a position
CHANGES IN     that would qualify for participation in the plan may be added to
RESPONSIBILITY the plan at any time at the discretion of the Compensation
               Committee.

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H.F. AHMANSON & COMPANY                                      MARCH 8, 1994
EXECUTIVE SHORT-TERM INCENTIVE PLAN                          PAGE 4
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               OTHER PROVISIONS (CONTINUED)
               --------------------------------

NEW HIRES/     New participants added to the plan during a plan year will be
CHANGES IN     eligible to receive a pro-rata award for the plan year, provided
RESPONSIBILITY that the individual   participates in the plan for at least
(CONTINUED)    three months during the plan year. Awards for individuals
               moved into positions eligible for higher or lower award levels will be prorated based on time employed in each position during the plan year. Pro-rata awards will be determined based on the number of full weeks that an individual participates in the plan during the plan year, divided by 52.

TERMINATION OF If a participant's employment with the Company terminates for any
EMPLOYMENT     reason other than death, permanent disability or normal
               retirement prior to the payment of awards for a plan year, the participant will be ineligible to receive an award for that plan year. In the event that a participant's employment with the Company terminates for reason of death, permanent disability or normal retirement prior to the payment of awards for a plan year, the participant, or in the event of death, the participant's heirs, will receive, at minimum, a pro-rata award for the plan year. Pro-rata awards for this purpose also will be determined based on the number of full weeks that an individual participates in the plan during the plan year, divided by 52.

               Awards for individuals who terminate employment with the Company for any reason during a plan year will be paid (if an award is otherwise payable under the plan) at the same time that awards are paid to other participants in the plan. For purposes of the plan, normal retirement refers to retirement at or after age 65 in accordance the Company's executive retirement policies and program.

ADMINISTRATION The Compensation Committee shall administer this plan and
AND            shall decide all questions arising in the administration,
INTERPRETATION interpretation and application of the plan, including all questions of awards and payments. The decision of the Committee shall be conclusive and binding on all parties, providing that the Committee acted in good faith.

               It is the intent of the Company that this plan and Awards hereunder satisfy, and be interpreted in a manner that satisfy, in the case of Participants who are or may be Covered Employees (within the meaning of Internal Revenue Code section 162(m)), the applicable requirements of section 162(m), so that the Company's tax deduction for remuneration in respect of an Award for services performed by such Covered Employees is not disallowed in whole or in part by the operation of such section. If any provision of this plan or of any Award would otherwise frustrate or conflict with the intent expressed herein, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provisions shall be deemed void as applicable to Covered Employees.

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H.F. AHMANSON & COMPANY                                      MARCH 8, 1994
EXECUTIVE SHORT-TERM INCENTIVE PLAN                          PAGE 5
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               OTHER PROVISIONS (CONTINUED)
               --------------------------------

TRANSITION     This plan is effective as of January 1, 1994 and supersedes the
EXISTING       Company's existing Executive Short-Term Incentive Plan.
SHORT-PLAN